Exhibit 99.3

BioLegend, Inc. and subsidiaries

Report of independent auditors

The Board of Directors and Stockholders

BioLegend, Inc. and subsidiaries

We have audited the accompanying consolidated financial statements of BioLegend, Inc. and subsidiaries, which comprise the consolidated balance sheet as of December 31, 2020, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of BioLegend, Inc. and subsidiaries at December 31, 2020, and the consolidated results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

San Diego, California

June 8, 2021

BioLegend, Inc. and subsidiaries

Consolidated balance sheet

(in thousands, except share amounts)

December 31, 2020
Assets

Current assets:
Cash and cash equivalents	$134,426
Short-term investments	89,992
Accounts receivable, net	28,980
Inventories	51,192
Prepaid expenses and other current assets	5,047

Total current assets	309,637
Property, plant, and equipment, net	137,445
Goodwill	8,250
Intangible assets, net	248
License fees, net	9,414
Deferred income taxes	144
Deposits and other assets	782

Total assets	$465,920

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$8,228
Accrued expenses	21,750
Notes payable to stockholders	1,050
Other payable and other current liabilities	9,373

Total current liabilities	40,401
Deferred income tax liability	5,340
Other non-current liabilities	2,682

Total liabilities	48,423

Commitments and contingencies (Note 16)

Stockholders’ equity:
Convertible preferred stock—Series A, no par value—2,062,500 shares authorized; 1,900,000 shares outstanding at December 31, 2020; liquidation preference of $1,520 at December 31, 2020	1,520
Convertible preferred stock—Series B, no par value—1,875,000 shares authorized; 1,291,000 shares outstanding at December 31, 2020; liquidation preference of $2,066 at December 31, 2020	2,066
Common stock, no par value—100,000,000 shares authorized; 3,986,400 shares outstanding at December 31, 2020	918
Additional paid-in capital	1,458
Accumulated other comprehensive loss	(343)
Retained earnings	412,330

Total stockholders’ equity attributable to BioLegend, Inc. common stockholders	417,949
Non-controlling interests	(452)

Total stockholders’ equity	417,497

Total liabilities and stockholders’ equity	$465,920

The accompanying notes are an integral part of these consolidated financial statements.

BioLegend, Inc. and subsidiaries

Consolidated statement of income

(in thousands)

Year ended December 31,
2020
Net sales	$241,886
Cost of goods sold	72,219

Gross profit	169,667

Operating Expenses
Selling and marketing	14,332
General and administrative	21,716
Research and development	24,039

Total operating expenses	60,087
Income from operations	109,580

Other income (expense):
Interest income	371
Interest expense	(334)
Foreign exchange gain, net	1,007
Other, net	384

Total other income, net	1,428

Income before income taxes	111,008
Income tax provision	20,773

Net income	90,235

Net loss attributable to non-controlling interests	(400)
Net income attributable to BioLegend, Inc. common stockholders	$90,635

The accompanying notes are an integral part of these consolidated financial statements.

BioLegend, Inc. and subsidiaries

Consolidated statement of comprehensive income

(in thousands)

Year ended December 31,
2020
Net income	$90,235

Other comprehensive income:
Foreign currency translation adjustment	961
Unrealized gain on short-term investments	1

Total other comprehensive income	962

Comprehensive income	91,197
Comprehensive loss attributable to non-controlling interests	(400)

Comprehensive income attributable to BioLegend, Inc.	$91,597

The accompanying notes are an integral part of these consolidated financial statements.

BioLegend, Inc. and subsidiaries

Consolidated statement of stockholders’ equity

(in thousands, except share amounts)

	Convertible preferred stock series A		Convertible preferred stock series B		Common stock		Additional paid-in capital	Accumulated other comprehensive (loss) income	Retained earnings	Total stockholders’ equity attributable to BioLegend, Inc. common stockholders	Non-controlling interests	Total stockholders’ equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2019	1,900,000	$1,520	1,321,000	$2,114	4,178,900	$707	$1,355	$(1,305)	$342,643	$347,034	$(52)	$346,982
Exercise of stock options— common	—	—	—	—	14,500	272	—	—	—	272	—	272
Stock repurchases	—	—	(30,000)	(48)	(207,000)	(61)	—	—	(20,948)	(21,057)	—	(21,057)
Stock-based compensation	—	—	—	—	—	—	103	—	—	103	—	103
Other comprehensive income	—	—	—	—	—	—	—	962	—	962	—	962
Net income (loss)	—	—	—	—	—	—	—	—	90,635	90,635	(400)	90,235

Balance, December 31, 2020	1,900,000	$1,520	1,291,000	$2,066	3,986,400	$918	$1,458	$(343)	$412,330	$417,949	$(452)	$417,497

The accompanying notes are an integral part of these consolidated financial statements.

BioLegend, Inc. and subsidiaries

Consolidated statement of cash flows

(in thousands)

Year ended December 31,
2020
Cash flows from operating activities:
Net income	$90,235
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,567
Deferred rent	(31)
Stock-based compensation	103
Loss on foreign exchange contracts	1
Deferred income taxes	204
Loss on disposal of property and licenses	190
Changes in operating assets and liabilities:
Accounts receivable	(201)
Inventories	(6,145)
Prepaid expenses and other current assets	2,940
Deposits and other assets	(130)
Accounts payable	(882)
Accrued expenses, other payable and other current liabilities	13,879
Other non-current liabilities	1,434

Net cash provided by operating activities	110,164

Cash flows from investing activities:
Purchases of short-term investments	(89,992)
Proceeds from maturities of short-term investments	44,946
Acquisition of property, plant and equipment	(2,895)
Purchase of licenses	(8,225)

Net cash used in investing activities	(56,166)

Cash flows from financing activities:
Proceeds from exercise of stock options—common	272
Payment of share repurchases	(21,057)
Proceeds from Paycheck Protection Program loan	8,597
Repayment of Paycheck Protection Program loan	(8,597)

Net cash used in financing activities	(20,785)
Effect of exchange rate changes on cash and cash equivalents	962

Net increase in cash and cash equivalents	34,175
Cash and cash equivalents, beginning of year	100,251

Cash and cash equivalents, end of year	$134,426

Supplemental disclosure of cash flow information:
Cash paid for interest	$215

Cash paid for income taxes	$9,756

Supplemental disclosures of non-cash investing activities:
Acquisition of property, plant and equipment included in accounts payable and accrued expenses	$71

The accompanying notes are an integral part of these consolidated financial statements.

BioLegend, Inc. and subsidiaries

Notes to consolidated financial statements

1. Business

BioLegend, Inc. was incorporated in the State of California on June 17, 2002. The principal business of BioLegend, Inc. and its subsidiaries (the “Company”, “BioLegend”, “our” or “we”) is to develop, manufacture and sell antibodies and reagents for biomedical research, manufactured in our headquarters in San Diego, California. Our mission is to accelerate research and discovery by providing the highest quality products at an outstanding value, along with superior customer service and technical support.

Our expertise covers a diverse set of research areas including immunology, neuroscience, cancer, stem cells, and cell biology. Our product development program, which includes technology licensing, collaborations, and internal hybridoma development, produces strategic reagents for use in a variety of applications.

2. Basis of presentation and summary of significant accounting policies

Basis of Presentation

The Company’s consolidated financial statements included in this report have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). In the opinion of the Company’s management, all adjustments (consisting of normal recurring adjustments and reclassifications and non-recurring adjustments) necessary to present fairly our consolidated financial position, results of operations, and cash flows as of and for the year ended December 31, 2020 have been made.

Reference is frequently made herein to the Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (“ASC”). This is the source of authoritative US GAAP recognized by the FASB to be applied to non-governmental entities.

Principles of consolidation

The consolidated financial statements include the Company’s accounts and the accounts of its wholly-owned subsidiaries and controlled entities including partially-owned variable interest entities (“VIE”). All intercompany transactions and balances have been eliminated and a non-controlling interests is recognized in the consolidated balance sheet and consolidated statement of income and consolidated statement of comprehensive income for the portion of the subsidiary’s financial results not owned by the Company.

Variable interest entities

The Company consolidates entities in which it has a controlling financial interest. The Company determines whether it has a controlling financial interest in an entity by first evaluating whether the entity is a voting interest entity or VIE. Voting interest entities are entities in which (i) the total equity investment at risk is sufficient to enable the entity to finance its activities independently, (ii) the equity holders have the power to direct the activities of the entity that most significantly impact its economic performance, the obligation to absorb the losses of the entity and the right to receive the residual returns of the entity and (iii) the legal entity is structured with substantive voting rights. A VIE is an entity that lacks one or more of the characteristics of a voting interest entity. The Company has a controlling financial interest in a VIE when the Company has a variable interest or interests that provide it with (i) the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and (ii) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. The Company evaluates its relationships with its VIEs on an ongoing basis to determine whether or not it has a controlling financial interest.

Use of estimates

The preparation of financial statements in conformity with US GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates in the accompanying consolidated financial statements include the net realizable value of inventory. Actual results could differ from these estimates.

Foreign currency

The consolidated financial statements are presented in U.S. Dollars, which is the Company’s functional currency. The functional currency of certain of the Company’s foreign subsidiaries is the local currency. Assets and liabilities are translated at the exchange rate in effect at the balance sheet date. Income and expense items are translated at the average exchange rate for the period. Gains and losses resulting from translation are recorded in accumulated other comprehensive loss as a separate component of the consolidated statement of stockholders’ equity.

Transactions denominated in a currency other than the entity’s functional currency are remeasured into the entity’s functional currency. Foreign currency exchange gains and losses related to transactions denominated in a currency other than the Company’s, or its subsidiaries’ functional currency are included in foreign exchange gain, net in the consolidated statement of income.

Fair value measurements

The Company records its financial assets and liabilities at fair value, which is defined under the applicable accounting standards as the exchange price that would be received for an asset or paid for a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company uses valuation techniques to measure fair value, maximizing the use of observable outputs and minimizing the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2: Other inputs that are directly or indirectly observable in the marketplace; and

Level 3: Unobservable inputs which are supported by little or no market activity.

The carrying amounts of the Company’s cash and cash equivalents, short-term investments, trade receivables, U.S. equities related to investments made and held in accordance with the executive deferred compensation plan and trade and other payables are considered to be representative of their respective fair values because of the short-term nature of those instruments. See Note 9 for additional disclosure related to financial assets and liabilities measured at fair value on a recurring basis. For our cash, cash equivalents and short-term investments, we measure the fair value of money market funds and certain marketable equity securities on quoted prices in active markets for identical assets or liabilities.

Cash and cash equivalents

Cash and cash equivalents are comprised of short-term, highly-liquid investments with maturities of 90 days or less at the date of purchase.

Short-term investments

Short-term investments consist of U.S. Treasury securities, with maturities greater than 90 days. The Company classifies short-term investments as available-for-sale securities at the time of purchase and evaluates such classification as of each balance sheet date. All short-term investments are recorded at estimated fair value, with unrealized gains and losses, net of income taxes, reported as accumulated other comprehensive income (loss) until realized on the consolidated statement of stockholders’ equity. Realized gains and losses from the sale of available-for-sale securities or the amounts, net of tax, reclassified out of accumulated other comprehensive income, if any, are determined on a specific identification basis.

Concentrations of risk

Financial instruments that potentially subject the Company to a concentration of credit and business risk consist of cash and cash equivalents, accounts receivable, and inventory.

The Company’s accounts receivable are unsecured and are generally derived from revenue denominated in multiple currencies. The Company’s accounts receivable maintains reserves for potential credit losses as an allowance for doubtful accounts. Actual credit losses may differ from management’s estimates. Management believes that the Company is not exposed to any significant credit risk, as the customer base is diverse. However, one customer of the Company represents greater than 22% of the customer receivable balance as of December 31, 2020. In the event the Company is unable to recover this outstanding balance, the implications would be material to the consolidated financial statements. For the year ended December 31, 2020, one customer represented 10% of the Company’s net sales.

The Company maintains cash balances at various financial institutions located throughout the world in areas that the Company maintains offices. The cash balances at these banks are largely uninsured and may subject the Company to higher credit risk. The Company also invests excess cash in various short-term, low risk financial instruments.

The Company purchases an ingredient for certain products from one vendor under a long-term license and supply agreement. The ingredient was used in products representing 26% of sales for the year ended December 31, 2020. In the event that the supply of this ingredient was disrupted, the Company’s ability to supply product to certain customers could also be disrupted.

Accounts receivable

Accounts receivable include trade accounts receivables from the Company’s customers, net of an allowance for doubtful accounts. Accounts receivable are recorded at the invoiced amount and do not bear interest. An allowance for doubtful accounts is established based on various factors including credit profiles of the Company’s customers, historical payments, and current economic trends. The allowance for doubtful accounts balance represents management’s estimate of uncollectible accounts based upon specific identification and historical information. Once a receivable is deemed to be uncollectible, such balance is charged against the allowance. Recoveries of trade receivables previously written-off are recorded when payment is received and are charged to income as a reduction to general and administrative expense in the consolidated statement of income. As of December 31, 2020, allowance for doubtful accounts totaled $0.3 million.

Inventories

Inventory is stated at the lower of cost or net realizable value, on a first-in, first-out basis. Inventory includes raw materials, work-in-process and finished goods. Costs for work-in-process and finished goods include raw materials, direct and indirect labor, and manufacturing overhead. The Company regularly monitors for excess and obsolete inventory based on its estimates of expected sales volumes, production capacity and expiration of raw materials, work-in-process and finished products and reduces the carrying value of inventory accordingly. The Company writes down inventory that has become obsolete, inventory that has a cost basis in excess of its expected net realizable value, and inventory in excess of expected manufacturing requirements. Any write-downs of inventories are charged to cost of goods sold.

A change in the estimated timing or amount of demand for the Company’s products could result in a reduction to the recorded value of inventory on hand. Any significant unanticipated changes in demand or unexpected quality failures could have a significant impact on the value of inventory and reported operating results. As of December 31, 2020, the inventory reserve totaled $6.7 million.

Property, plant and equipment

Property, plant and equipment are stated at cost, net of accumulated depreciation and amortization. Expenditures for maintenance and repairs, including renewals of maintenance service contracts are expensed as incurred. Expenditures for additions and improvements are capitalized. When property, plant and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation and amortization are removed from the respective accounts, and any gain or loss is included in operations. Depreciation and amortization of property, plant and equipment is calculated using the straight-line basis over the following estimated useful lives:

Buildings	39 years
Land improvements	39 years
Laboratory equipment	5 years
Furniture, fixtures and office equipment	5 years
Computer equipment	3 years
Leasehold improvements	Shorter of the lease term or estimated useful lives

Licenses

The Company licenses technology for the use in the development and manufacturing of antibodies and other research reagent products. The Company capitalizes the upfront fees attributed to these technology licenses which are amortized on a straight-line basis over the shorter of the estimated useful life of the related technology or the term of the license.

Goodwill

Goodwill represents the excess of consideration transferred over the estimated fair value of assets acquired and liabilities assumed in a business combination. The Company conducts a goodwill impairment analysis at least annually or more frequently if changes in facts and circumstances indicate that the fair value of the Company’s reporting unit may be less than the carrying amount. To analyze goodwill for impairment, goodwill must be assigned to individual reporting units. Identification of reporting units includes an analysis of the components that comprise any operating segments, which considers, among other things, the manner in which we operate our business and the availability of discrete financial information. Components of an operating segment are aggregated to form one reporting unit if the components have similar economic characteristics. We periodically review our reporting unit to ensure that it continues to reflect the manner in which we operate our business.

Qualitative factors are then assessed to determine whether it is necessary to perform the quantitative goodwill impairment test. The qualitative factors include, but are not limited to, macroeconomic conditions, industry and market considerations, and the overall financial performance of the Company. If, after assessing the totality of these qualitative factors, the Company determines it is more likely than not that the fair value of its reporting unit is less than its carrying amount, then an additional quantitative assessment will be deemed necessary. The quantitative impairment test compares the fair value of a reporting unit with the carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill is considered not impaired; otherwise, goodwill is impaired and the loss is recorded.

The Company’s annual evaluation for impairment of goodwill consists of one reporting unit. The Company performed its annual impairment test in the fourth quarter of 2020 and, based on the analysis, no impairment loss was recorded.

Intangible assets

Intangible assets with finite useful lives are stated at fair value, net of accumulated amortization. Intangible assets are amortized using the straight-line method and estimated useful lives are determined based on the expected cash flows from the assets. Useful lives are determined to be six years for customer relationships; and ten years for developed technology.

Long-lived assets

Long-lived assets consist of property, plant and equipment and intangible assets. The Company evaluates the recoverability of its long-lived assets in accordance with authoritative guidance on accounting for the impairment or disposal of long-lived assets, which requires impairment losses to be recorded when indicators of impairment are present and the fair value of those assets is determined to be less than the carrying amount of the assets. If indicators of impairment exist, the carrying value of assets is adjusted to their estimated fair value and assets held for sale are adjusted to their estimated fair values less selling expenses.

Estimating the future cash flows requires the Company to make assumptions and use judgment, including growth rates, terminal capitalization rates and other assumptions. The Company routinely reviews long-lived assets for impairment. For the year ended December 31, 2020, the Company did not record any impairment losses on property, plant and equipment; however, the Company did record immaterial impairment charges for licenses related to products that were discontinued, unable to generate sufficient revenue or unable to be put in service.

In addition to recoverability assessments, the Company reviews the remaining estimated useful lives of its long-lived assets. Any reduction in the useful life assumption will result in increased depreciation and amortization expense in the period when such determinations are made, as well as in subsequent periods.

Derivatives

The Company is exposed to foreign exchange rate risks in the normal course of business. The Company enters into foreign exchange contracts to manage foreign currency risks related to monetary assets and liabilities that are denominated in currencies other than the functional currency of the reporting entity. As of December 31, 2020, all such contracts entered into were not designated as hedging instruments and were not required to be tested for effectiveness, as hedge accounting was not elected. The Company had foreign exchange forward contracts in place as of December 31, 2020 to manage foreign currency risks to monetary assets and liabilities denominated in the Euro, Swiss Franc, and the U.S. Dollar (in entities where the functional currency is not the U.S. Dollar). These foreign exchange contracts were settled by February 2021.

As of December 31, 2020, the total notional amounts of outstanding forward contracts in place for foreign currency purchases was $8.3 million. Gains and losses on the foreign exchange contracts are included in foreign exchange gain, net on the consolidated statement of comprehensive income.

Income taxes

The provision for income taxes is computed using the asset and liability method of accounting for income taxes in which deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to timing differences between the financial statement carrying amounts and the tax bases of assets and liabilities. Deferred tax assets and liabilities are determined using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. Deferred tax assets are regularly assessed to determine the likelihood they will be recovered from future taxable income. A valuation allowance is established if it is more likely than not that all or a portion of the deferred tax asset will not be recognized. In evaluating the ability to recover deferred tax assets within the jurisdictions in which they arise, the Company considers all available positive and negative evidence. Factors reviewed include the cumulative pre-tax book income for the past three years, scheduled reversals of deferred tax liabilities, history of earnings and reliable forecasting projections of pre-tax book income for the foreseeable future, and the impact of any feasible and prudent tax planning strategies.

The calculation of the Company’s tax liabilities involves dealing with uncertainties of the application of complex tax regulations. The Company recognizes liabilities for uncertain tax positions based on a two-step approach. The first step is to evaluate the tax position for recognition by determining if the weight of the available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount, which is more than 50% likely of being realized upon ultimate settlement. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments.

Revenue recognition

The Company derives the majority of its revenues from sales of products to primarily end user researchers at biotechnology and life science companies, universities, and resellers (distributors). The Company’s customers can be domestic or international. This variation in customer type, size, and location can cause variations in the timing or uncertainty of revenue and cash flows. The Company’s products address a diverse area of research areas, such as immunology, neuroscience, cancer, stem cells, and cell biology.

The Company recognizes revenue from contracts with customers in accordance with the core principles of ASC 606, Revenue from Contracts with Customers, by applying the following steps:

Step 1: Identify the contract(s) with a customer.

Step 2: Identify the performance obligations in the contract.

Step 3: Determine the transaction price.

Step 4: Allocate the transaction price to the performance obligations in the contract.

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.

The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract and determines those that are performance obligations, and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

The Company identifies performance obligations in its contracts with customers, which only includes sales of products. The Company determines the transaction price based on the amount it expects to be entitled to in exchange for transferring the promised goods to the customer. The transaction price is allocated to each distinct performance obligation in an amount that depicts the relative amount of consideration the Company expects to receive in exchange for satisfying each performance obligation. Revenue is recognized when performance obligations are satisfied.

Net revenue from product sales is recognized at the point in time the product ships and control passes to the customer. Shipping and handling activities occur after a customer obtains control of a product and are considered activities to fulfill a promise to transfer the good.

The Company’s products can be sold with a right to receive a rebate based on cumulative amounts purchased by the customer over a certain period; we may also provide other credits or incentives. These amounts are accounted for as variable consideration when determining the amount of revenue to recognize. Rebates and credits are estimated at contract inception and updated at the end of each year if additional information becomes available. Both rebates and credits and changes to the Company’s estimated variable consideration were not material for the periods presented. The Company elected to exclude taxes collected (which are subsequently remitted to governmental authorities) from the transaction price of its customer contracts. Revenues are recognized net of these amounts.

Disaggregation of revenue

The following table summarizes the net sales by region for the year ended December 31 (in thousands):

2020
North America	$132,641
Europe	54,859
Asia	48,352
Other	6,034

Total net sales	$241,886

Cost of goods sold

Cost of goods sold consists primarily of manufacturing related costs incurred in the production process, including personnel and related costs, inventory write-downs, costs of materials, labor and overhead, packaging and delivering costs, royalties and allocated costs, including facilities, IT, depreciation and amortization of intangibles.

Shipping and handling costs

Shipping and handling costs billed to customers are included as a component of net sales. Shipping and handling revenue was $3.4 million in 2020. Shipping and handling costs incurred by the Company are included in cost of goods sold. Shipping and handling costs were $4.5 million in 2020.

Research and development expense

Research and development expense is related to activities related to new product development efforts and includes personnel expense, supplies, contractor fees, license fees, facilities costs, and utilities. Expenditures relating to research and development are expensed in the period incurred.

Advertising expense

Advertising costs are expensed as incurred. Advertising expense was $0.8 million in 2020 and was included in selling and marketing expenses in the consolidated statement of income.

Stock-based compensation expense

Stock-based compensation expense is comprised of stock options, which are issued under the Company’s 2002 and 2012 equity incentive plans. Stock-based compensation related to stock options is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period, which is generally the vesting period of the respective award. In the event an award is fully vested when issued, the expense is recognized immediately. The Company utilizes the Black-Scholes option-pricing model for determining the estimated fair value of stock options. The Black-Scholes option-pricing model requires the use of assumptions including the Company’s stock price, expected term of the options, the risk-free interest rate, the expected volatility of our stock and expected dividend yields. Forfeitures are recognized as incurred.

Convertible preferred stock

The Company evaluated the Series A and B Convertible Preferred Stock for liability or equity classification under ASC 480, Distinguishing Liabilities from Equity, and determined that equity treatment was appropriate because the Series A and B Convertible Preferred Stock did not meet the definition of liability instruments defined thereunder. Additionally, the Series A and B Preferred Stock is not redeemable for cash or other assets (i) on a fixed or determinable date, (ii) at the option of the holder, and (iii) upon the occurrence of an event that is not solely within the control of the Company. Further, there are no redemption features. As such, the Series A and B Convertible Preferred Stock are classified as permanent equity.

Comprehensive income

Comprehensive income is defined as a change in stockholders’ equity during a period from transactions and other events and circumstances from non-owner sources. The Company’s total comprehensive income consists of net income, foreign currency translation adjustments and unrealized gains and losses on short-term investments.

Recently adopted accounting pronouncements

In January 2017, the FASB adopted Accounting Standards Update (“ASU”) 2017-04, Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, which simplifies how an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test. Step 2 measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. The implied fair value for a reporting unit is determined in the same manner as the amount of goodwill recognized in a business acquisition of the reporting unit. Under the amendments in ASU 2017-04, an entity shall recognize an impairment charge for the amount by which the carrying amount of a reporting unit exceeds its fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. The updated guidance requires adoption on a prospective basis. ASU 2017-04 is currently effective for the Company beginning January 1, 2022. Early adoption is permitted. The Company early adopted this ASU on January 1, 2020. There was no material effect on the consolidated financial statements upon adoption.

In June 2018, the FASB issued ASU 2018-07, Compensation—Stock Compensation (Topic 718). This update is intended to reduce cost and complexity and to improve financial reporting for share-based payments issued to non-employees (for example, service providers, external legal counsel, suppliers, etc.). The ASU expands the scope of Topic 718, Compensation—Stock Compensation, which currently only includes share-based payments issued to employees, to also include share-based payments issued to non-employees for goods and services. Consequently, the accounting for share-based payments to non-employees and employees will be substantially aligned. This ASU was effective for fiscal periods beginning after December 15, 2019. The Company adopted this ASU on January 1, 2020. There was no material effect on the consolidated financial statements upon adoption.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurements (Topic 820), Disclosure Framework—Changes to Disclosure Requirements for Fair Value Measurement, to modify disclosure requirements on fair value measurements. These amendments are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period present in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. The Company adopted this ASU on January 1, 2020. There was no material effect on the consolidated financial statements upon adoption.

Recently issued accounting standards not yet adopted

In February 2016, the FASB issued ASU 2016-02, Leases. The new standard requires lessees to recognize most leases on their balance sheet as lease liabilities with corresponding right-of-use assets and eliminates certain real estate specific provisions. In July 2018, the FASB issued ASU 2018-11, Leases (Topic 842): Targeted Improvements, which provides entities an optional transition method to apply the new guidance as of the adoption date, rather than as of the earliest period presented. In transition, entities may also elect a package of practical expedients that must be applied in its entirety to all leases commencing before the effective date, unless the lease was modified, to not reassess (i) the existence of a lease, (ii) lease classification or (iii) determination of initial direct costs, which effectively allows entities to carryforward accounting conclusions under previous U.S. GAAP. In November 2019 and June 2020, the FASB issued ASU 2019-10, Financial Instruments – Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates, and ASU 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Effective Dates for Certain Entities, respectively, which among other things, deferred the effective date for this standard. As amended, this standard is effective for fiscal years beginning after December 15, 2021 with early adoption permitted. We are currently evaluating the impact of the adoption of this standard on our consolidated financial statements but do not expect it will result in a material change to the consolidated financial statements as a whole.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments. The amendment in this update replaced the incurred loss impairment methodology in current U.S. GAAP with a methodology that reflects expected credit losses on instruments within its scope, including trade and loan receivables and available-for-sale debt securities. This update is intended to provide financial statement users with more decision-useful information about the expected credit losses. In November 2019, the FASB issued ASU 2019-10, which among other things, amended the effective date for credit losses for all other entities to be effective for fiscal years beginning after December 15, 2022. Early adoption is permitted. We are currently evaluating the impact of the adoption of ASU 2016-13 on our consolidated financial statements but do not expect it will result in a material change to the consolidated financial statements as a whole.

In December 2019, the FASB released ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which affects general principles within Topic 740, Income Taxes. The amendments of ASU 2019-12 are meant to simplify and reduce the cost of accounting for income taxes. The FASB has stated that the ASU is being issued as part of its Simplification Initiative, which is meant to reduce complexity in accounting standards by improving certain areas of U.S. GAAP without compromising information provided to users of financial statements. This ASU is effective for periods after December 15, 2021, with early adoption permitted. We are currently evaluating the impact of the adoption of ASU 2019-12 on our consolidated financial statements.

3. Variable interest entities and non-controlling interests

Lymphotrek LLC (“LTK”) and esBioLab LLC (“esBioLab”) meet the definition of a VIE as the entities do not have enough equity to finance its activities without additional subordinated financial support. The Company consolidates LTK and esBioLab as the primary beneficiary, as it has (i) the power to direct activities of a VIE that most significantly impact the VIE’s economic performance and (ii) the right to receive benefits from the VIE that could potentially be significant to the VIE, resulting from its control of the board of directors, and voting control of the entity via a voting agreement among its shareholders, and its equity holdings. The Company is not obligated to provide further financial support to Lymphotrek and esBioLab and creditors have no recourse in the general credit of the Company.

As of December 31, 2020, the Company has non-controlling interests in consolidated partially-owned entities. These balances are reported as separate components of stockholders’ equity, in non-controlling interests in the consolidated balance sheet. As of and for the year ended December 31, 2020, assets, liabilities and results of operations of consolidated, partially-owned entities were not material.

4. Goodwill

Goodwill represents the excess of the purchase price over the estimated fair value assigned to the assets acquired and liabilities assumed. Goodwill was $8.3 million as of December 31, 2020. See Note 2 for impairment analysis for the year ended December 31, 2020.

5. Inventories

Inventories consisted of the following at December 31 (in thousands):

2020
Raw materials	$14,302
Work-in-process	18,059
Finished goods	18,831

Total	$51,192

6. Property, plant and equipment, net

Property, plant and equipment consisted of the following at December 31 (in thousands):

2020
Land and land improvements	$21,486
Buildings	107,257
Leasehold improvements	2,497
Laboratory equipment	22,949
Computer equipment	3,654
Furniture, fixtures and office equipment	1,360
Construction in progress	131

Total property, plant and equipment, gross	159,334
Accumulated depreciation and amortization	(21,889)

Total property, plant and equipment, net	$137,445

Depreciation expense was $6.7 million for the year ended December 31, 2020.

7. Intangible assets, net

The carrying values of amortized intangible assets are as follows (in thousands):

	Gross amount	Accumulated amortization	Total
As of December 31, 2020
Customer relationships	$5,800	$(5,800)	$—
Developed technology	665	(417)	248

Total intangible assets, net	$6,465	$(6,217)	$248

Amortization expense of $0.1 million was included in cost of goods sold and $0.7 million was included in general and administrative expense for the year ended December 31, 2020.

The estimated future amortization of acquired intangible assets, as of December 31, 2020, is as follows (in thousands):

2021	$67
2022	67
2023	67
2024	47

$248

8. License fees, net

The Company’s capitalized license fees and related accumulated amortization are as follows as of December 31, (in thousands):

2020
License fees	$14,690
Less: accumulated amortization	(5,276)

License fees, net	$9,414

Amortization expense was $1.1 million, for the year ended December 31, 2020 and was recorded as research and development expense.

The estimated future amortization of license fees, as of December 31, 2020, is as follows (in thousands):

2021	$902
2022	894
2023	878
2024	856
2025	834
Thereafter	5,050

$9,414

As of December 31, 2020, the weighted average life of remaining license fees is 11.3 years.

9. Fair value measurements and short-term investments

The following tables provide information by level for financial assets and liabilities that are measured at fair value on a recurring basis (in thousands):

	Total carrying value as of December 31, 2020	Fair value measurements using inputs considered as
		Level 1	Level 2	Level 3
Assets
U.S. Treasuries	$89,992	$89,992	$—	$—
U.S. equities(1)	628	628	—	—

Total Assets	$90,620	$90,620	$—	$—

(1)

U.S. equities are related to investments made and held in accordance with the executive deferred compensation plan and are included in deposits and other assets on the consolidated balance sheet. See Note 14.

The Company used Level 2 inputs to estimate the fair value of its derivatives, with notional values of $8.3 million as of December 31, 2020. Those inputs were quoted prices for similar derivatives, which were provided by the Company’s financial advisory service providers. No other fair value hierarchy levels were utilized. There were no transfers between Level 1, Level 2 or Level 3 during the year ended December 31, 2020.

Unrealized gains and losses were recorded as follows as of December 31, 2020 (in thousands):

	Amortized cost	Unrealized gain	Unrealized loss	Market value
Assets
U.S. Treasuries	$89,991	$1	$—	$89,992

Total Assets	$89,991	$1	$—	$89,992

10. Accrued expenses and other payable and other current liabilities

Accrued expenses consisted of the following as of December 31, (in thousands):

2020
Accrued payroll and employee benefits	$7,667
Accrued royalties payable	6,137
Accrued payables	4,542
Customer advances	3,050
Other	354

Accrued expenses	$21,750

Other payable and other current liabilities consisted of the following as of December 31, (in thousands):

2020
Income taxes payable	$8,483
Other taxes payable	841
Other	49

Other payable and other current liabilities	$9,373

11. Notes payable to stockholders

The Company had two notes payable to stockholders, who are related parties, totaling $1.1 million as of 2020 that accrued interest on the unpaid principal balance of the notes at the rate of 8% per annum. The notes payable to stockholders were originally scheduled to mature in 2019 but were subsequently extended to mature in 2020. Then, in 2020, the notes payable to stockholders were again extended to mature in 2021. Accrued interest was paid annually, and all principal payments were paid upon maturity in March 2021. Interest expense was $0.1 million for the year ended December 31, 2020, which is included in interest expense in the consolidated statement of income.

12. Other loans and line of credit

On October 27, 2017, the Company entered into a revolving line of credit. The line of credit allows for borrowings of up to $75.0 million, including swingline capacity of up to $10.0 million. The Company also has an expansion option for an additional $75.0 million. All assets of the Company were pledged as security for the line of credit. All borrowings are to be paid with interest on a quarterly basis. At the time of borrowing, the Company may choose LIBOR or the U.S. Prime rate, plus applicable spreads. The Company must also pay a commitment fee for any unutilized borrowings on the revolving line of credit. All principal payments are payable upon maturity of the line at October 26, 2022, five years from the original agreement date.

The revolving line of credit has customary affirmative covenants, including certain financial reporting requirements as well as notification requirements tied to material events. It also includes customary negative covenant requirements, including annual capital expenditure limitations and other financial covenants. The Company is in compliance with all covenants of the agreement.

The Company had no current loan outstanding as of December 31, 2020. The Company had an unutilized facility amount of $75.0 million as of December 31, 2020. Interest expense, related to loan commitment fees and including interest on notes payable to stockholders, was $0.3 million, for the year ended December 31, 2020.

In March 2020, as part of the CARES Act, the Paycheck Protection Program was introduced to provide US payroll relief during the height of the coronavirus pandemic. The Company applied for this program in late March 2020, and subsequently, received a loan from the federal government in the amount of $8.6 million in April 2020. The general terms of the loan were a 1.0% interest rate and a two-year maturity. Additionally, the loan included a provision that provides for loan forgiveness to the extent that funds were used to make certain payroll, rent and utility payments. The Company repaid this loan in May 2020 after determining that the forgiveness criteria would not be met. As of December 31, 2020, there was no outstanding balance on the loan.

13. Stockholders’ equity

Common stock

The Company is authorized to issue 100,000,000 shares of common stock. Total shares of common stock issued were 4,754,600 as of December 31, 2020. Total shares outstanding were 3,986,400 as of December 31, 2020.

During 2020, the Company repurchased 207,000 shares of common stock at estimated fair value in the amount of $18.3 million.

Common stock reserved for future issuance

Common stock reserved for future issuance is as follows as of December 31, (in common stock equivalent shares):

2020
Series A convertible preferred stock	1,900,000
Series B convertible preferred stock	1,291,000
Common stock options issued and outstanding	59,000
Authorized for future issuance under the Company’s equity incentive plan	97,000

Total	3,347,000

Convertible preferred stock

The Company is also authorized to issue 8,937,500 shares of preferred stock, for which 2,062,500 shares are designated as Series A convertible preferred stock, 1,875,000 shares are designated as Series B convertible preferred stock, and the remaining 5,000,000 shares are undesignated. As of December 31, 2020, 2,025,000 shares of Series A convertible preferred stock and 1,517,500 shares of Series B convertible preferred stock were issued. As of December 31, 2020, 1,900,000 shares of the Series A convertible preferred stock and 1,291,000 shares of the Series B convertible preferred stock were outstanding.

Each share of Series A and Series B convertible preferred stock is convertible, at the option of the holder, into a number of fully paid shares of common stock as determined by dividing the applicable original issue price, appropriately adjusted for any stock splits, stock dividends, and recapitalization, by the conversion price. The original issue price is $0.80 per share for the Series A convertible preferred stock and $1.60 per share for the Series B convertible preferred stock. The conversion price is $0.80 per share for the Series A convertible preferred stock and $1.60 per share for the Series B convertible preferred stock, subject to adjustments as defined in the Company’s Amended and Restated Certificate of Incorporation. The Series A and Series B convertible preferred stock will automatically convert to common stock upon the closing of a public offering of the common stock. In addition, the Series A and Series B convertible preferred stock will automatically convert to common stock upon the vote or written consent of the holders of at least a majority of the outstanding shares of Series A and Series B convertible preferred stock voting together as a single class. Holders of Series A convertible preferred stock have a liquidation preference of $0.80 per share (as adjusted proportionately for any stock dividends, combinations, splits, etc.) and holders of Series B convertible preferred stock have a liquidation preference of $1.60 per share (as adjusted proportionately for any stock dividends, combinations, splits, etc.). Each holder of preferred stock shall be entitled to equal voting rights of the common stockholders based on the conversion rate established. Holders of Series A and Series B convertible preferred stock may be entitled to receive dividends at the rate of $0.064 and $0.128 per share, respectively, per annum. Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative.

The Company’s Board of Directors declared no cash dividends on its Series A convertible preferred stock and Series B convertible preferred stock for preferred stockholders in 2020. There were no annual dividends paid in 2020. No dividends were accrued as of December 31, 2020.

During 2020, the Company repurchased 30,000 of Series B convertible preferred shares at estimated fair value in the amount of $2.6 million (net of an approximately $0.1 million liquidation preference).

14. Stock-based compensation and other benefit plans

Equity incentive plan

On December 20, 2002, the Company’s Board of Directors established the 2002 Stock Incentive Plan (the “2002 Plan”). The 2002 Plan provided for the grant of nonqualified stock options or incentive stock options (“Options”) and restricted stock awards to employees of the Company, as well as to Board members and service providers. The maximum number of shares of common stock issued pursuant to the 2002 Plan was 421,250 common shares for the issuance of Options under the 2002 Plan. Options to purchase 5,000 common shares were outstanding under the 2002 Plan as of December 31, 2020. The Company’s ability to grant awards under the 2002 Plan was automatically terminated on December 20, 2012. The 2002 Plan will continue to govern the terms and conditions of the outstanding equity awards granted under the 2002 Plan.

On December 21, 2012, the Company’s Board of Directors established the 2012 Stock Incentive Plan (the “2012 Plan”) (collectively, with the 2002 Plan, the “Plans”). The 2012 Plan reserved an additional 200,000 common shares for the issuance of Options under the 2012 Plan. The 2012 Plan automatically terminates on December 20, 2022 and may be terminated earlier by the CEO and the Board of Directors. Options to purchase 54,000 common shares were outstanding under the 2012 Plan as of December 31, 2020.

The Plans allow for “early option exercise” prior to vesting. In the event the recipient fails to vest or upon voluntary or involuntary termination of services, the Company has the right, but not the obligation, to repurchase unvested shares at the lower of the original purchase price or current fair market value. The repurchase right lapses as shares vest or upon termination of services. There were no shares subject to repurchase rights arising from nonqualified stock options as of December 31, 2020.

The Plans are administered by the CEO and the Board of Directors, who have the authority to approve the number of options granted, type of awards to be granted, the time at which awards are exercisable, the method of payments and any other terms and conditions of the awards. Options and restricted stock granted by the Board of Directors under the Plans are granted with exercise prices based on the estimated fair value of the underlying common stock. The exercise period commences on the date of grant or hire date, or in the case of Board members and service providers, the grant date or commencement of services, as determined by the Board of Directors.

Upon notice of exercise and receipt of proper consideration, shares are issued from the shares reserved for issuance by the Company. The Company maintains a right of first refusal, but not an obligation, to repurchase the shares issued to or exercised by terminated employees at fair market value.

Stock option activity under the Plans for the year ended December 31, 2020, consists of the following:

	Number of shares	Weighted average exercise price	Weighted average contractual life (years)
Outstanding at December 31, 2019	86,000	$23.41	5.3
Forfeited	(12,500)	22.29
Exercised	(14,500)	18.76

Outstanding and expected to vest at December 31, 2020	59,000	$24.79	4.4

Vested and exercisable at December 31, 2020	49,000	$22.26	4.0

The total intrinsic value of options exercised during 2020 was $1.2 million. The intrinsic value of an equity award is the difference between the fair value of the underlying stock and its exercise price. No stock options were granted or expired during 2020.

Pursuant to the Plans, the Company may award restricted common stock to Company employees, Board members and service providers. The awards are administered by the CEO and the Board of Directors, who approve the awards at their discretion.

The restricted common stock awards contain a repurchase provision that lapses at a rate of 20% over five years commencing on a date determined by the CEO and the Board of Directors. If an employee ceases employment, or if a consultant no longer performs services for the Company, the Company retains the right to repurchase the number of shares subject to the repurchase provision at the grant date fair value, within 90 days after the recipient’s termination of service. The Company also retains a right of first refusal when restricted stock shares are sold. As of December 31, 2020, the Company had 4,010,000 restricted shares of common stock outstanding. No shares were issued, cancelled, or subject to vesting during the year ended December 31, 2020.

Stock-based compensation cost of $0.1 million was included in general and administrative expense for the year ended December 31, 2020. As of December 31, 2020, there was $0.1 million of unrecognized compensation cost related to non-vested stock options which will be recognized over the weighted average period over of 1.3 years.

Stock appreciation rights plan

The BioLegend, Inc. 2018 Cash Stock Appreciation Rights (“SARs”) Plan (the “SAR Plan”) was adopted by the Board of Directors effective September 10, 2018. The purpose of the SAR Plan is to promote the best interests of the Company by (i) assisting the Company and its subsidiaries in the recruitment and retention of persons with ability and initiative and (ii) providing an incentive to such persons to contribute to the growth and success of the Company’s and its subsidiaries’ businesses by associating the interests of such persons with those of the Company and its stockholders.

The SAR Plan provides for cash incentive awards measured by appreciation in the value of the common stock of the Company, subject to the terms and conditions of the SAR Plan. The SAR Plan does not provide any right to receive common stock or other equity of the Company, or any direct or indirect interest therein. Therefore, the amount owed to employees is treated as a liability in accordance with ASC 480, Distinguishing Liabilities from Equity. The SAR Plan qualifies under liability accounting because the SARs are unconditional obligations of the Company to settle the awards in cash.

The SARs are subject to a 3-year vesting period and have a life of 10 years. The SAR Plan includes an appreciation limit, which is a capped determination of fair market value with respect to such SAR (i.e. with respect to calculating the pay-out upon exercise or cash settlement). The growth in fair market value with respect to such SAR from any one calendar year to the next is limited for this purpose to 15%; provided however, that if there is an exercise or cash settlement of such SAR occurring concurrent with (and not before) an initial public offering (“IPO”) or a change in control. In such case, then growth in fair market value will either, depending on the participant, have no cap or be capped at 100% that calendar year. Upon the consummation of an IPO or a change in control, the vesting of the outstanding SARs shall be automatically accelerated in full (i.e., 100%) and the SARs, to the extent not previously exercised, shall be settled in cash on the effective date of the IPO or change in control.

As of December 31, 2020, the Company currently has 24 plan participants and a total of 70,000 shares distributed with a vested value of $1.1 million. None of the automatic acceleration events were deemed probable to occur as of December 31, 2020.

The following table sets forth the expense related to the SAR plan included in the accompanying consolidated statement of income for the year ended December 31 (in thousands):

2020
Cost of goods sold	$180
Selling and marketing	94
General and administrative	187
Research and development	260

$721

Unrecognized compensation expense as of December 31, 2020 was $0.8 million.

Executive deferred compensation plan

In January 2020, the Company instituted a new Executive Deferred Compensation Plan (the “EDC Plan”). Participation is limited to a select group of management and other highly compensated employees of the Company and its participating subsidiaries and affiliated companies. The Company determines who is eligible to participate in the EDC Plan. Participants may defer up to 75% of their base salary and up to 100% of any bonus, commissions, or other compensation on a pre-tax basis. At its sole discretion, the Company may credit participant accounts with Company contributions. As of December 31, 2020, there was a liability of $0.6 million associated with the EDC plan and is included in other non-current liabilities on the accompanying consolidated balance sheet. The earnings associated with the EDC plan were $0.1 million for the year ended December 31, 2020 and are included in other income (expense) as other, net in the accompanying consolidated statement of income.

Employee benefit plan

The Company maintains a safe harbor 401(k) plan covering all United States employees that meet certain eligibility requirements and conforms to IRS provisions for 401(k) plans. The Company matched 100% of the first 4% of employee contributions in 2020. The Company’s contributions to the plan were $1.4 million for the year ended December 31, 2020.

15. Income taxes

United States and foreign income before income taxes was as follows for the year ended December 31 (in thousands):

2020
United States	$106,522
Foreign	4,486

Total	$111,008

The provision for income taxes was as follows for the year ended December 31 (in thousands):

2020
Current tax provision
Federal	$17,619
State	2,004
Foreign	946

Current tax provision	20,569
Deferred tax provision
Federal	156
State	47
Foreign	1

Deferred tax provision	204

Net income tax expense	$20,773

The reconciliation of the U.S. federal statutory tax expense to the combined effective tax (benefit) provision is as follows:

2020
Statutory rate of tax benefit	21.0%
State income taxes, net of federal benefit	3.2%
Permanent and other items	0.2%
Foreign-derived intangible income	(3.2%)
Research credits	(2.3%)
Other	(0.2%)

Income tax provision	18.7%

Significant components of the Company’s net deferred tax liabilities as of December 31 are as follows (in thousands):

2020
Deferred tax assets
Inventory	$4,006
State taxes	180
Accrued expense	777
Reserves	500
Other	284

Total deferred tax assets	5,747
Deferred tax liabilities:
Acquired intangibles	(864)
Tax depreciation over book depreciation	(10,079)

Total deferred tax liabilities	(10,943)

Net deferred tax liabilities	$(5,196)

A valuation allowance is recorded to reduce deferred tax assets to the amount that is more than likely not to be realized based on an assessment of positive and negative evidence, including an estimate of future taxable income necessary to realize future deductible amounts. Management analyzed the need for a valuation allowance and concluded all gross deferred tax assets are realizable.

At December 31, 2020, the Company did not have any federal, state or foreign net operating loss or credit carryforwards.

A reconciliation of the beginning and ending amount of gross unrecognized tax benefits for the year ended December 31, excluding interest and penalties, is as follows (in thousands):

2020
Balance at beginning of year	$1,104
Increases related to prior year tax positions	82
Increases related to current year tax positions	365
Decreases related to prior year tax positions	(312)

Balance at end of year	$1,239

As of December 31, 2020, the entire balance of $1.2 million of unrecognized tax benefits would reduce the Company’s annual effective tax rate if recognized.

The Company’s policy is to recognize interest expense and penalties related to income tax matters as a component of its income tax provision. Accrued interest and penalties associated with uncertain tax positions were approximately $0.1 million as of December 31, 2020. It is not anticipated that there will be a significant change in the unrecognized tax benefits over the next 12 months.

The Company is subject to taxation in the United States and various states along with other foreign countries. The Company has not been notified that it is under audit by any federal, state or foreign taxing authorities. The Company is no longer subject to income tax examination for U.S. Federal income tax purposes for years prior to 2017. The statutes of limitation for U.S. state and foreign jurisdictions the Company files returns in generally range from 4 to 6 years and from 3 to 7 years, respectively.

On March 27, 2020, the United States enacted the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”), which provides certain income tax benefits, including the ability to carryback federal net operating losses (“NOLs”) generated in 2018 through 2020 for an extended five year period and increase the limitation for the deduction of interest expense from 30% to 50% of modified taxable income. The CARES Act also provides other economic benefits such as allowing employers to defer payment of the employer’s portion of payroll taxes for 2020 and a refundable employee retention credit of up to $5,000 per eligible employee wages. The CARES Act did not have a material impact on the Company’s consolidated financial statements.

Undistributed earnings of certain of the Company’s foreign subsidiaries amounted to approximately $12.0 million as of December 31, 2020. Those earnings are considered to be indefinitely reinvested; accordingly, no provision for state, local and foreign withholding income taxes has been provided thereon. Upon repatriation of those earnings, in the form of dividends or otherwise, the Company would be subject to state and local taxes and withholding taxes payable to the various foreign countries. The Company expects to be able to take a 100% dividend received deduction to offset any U.S. Federal income tax liability on the undistributed earnings. The amount of unrecognized state and local deferred income tax liability is approximately $0.2 million. Withholding taxes of approximately $0.2 million would be payable upon remittance of all previously unremitted earnings as of December 31, 2020.

16. Commitments and contingencies

Commitments

The Company has operating leases for its facilities in California, the United Kingdom, Taiwan, Japan, and China, extending through 2024. As of December 31, 2020, future minimum payments under these operating leases are as follows for the years ending December 31 (in thousands):

Year	Minimum Payments
2021	$406
2022	181
2023	97
2024	56
2025	5

Total	$745

Total expenses related to operating leases were $0.7 million for the year ended December 31, 2020 and are included in operating expenses in the accompanying consolidated statement of income.

Many of the Company’s technology licenses are subject to future royalties which generally range from 5% to 25% of applicable net sales. Royalty expense was $20.8 million for 2020 and is included in cost of goods sold in the accompanying consolidated statement of income. At December 31, 2020, the Company had a total royalty liability of $10.2 million, of which $4.1 million was included in accounts payable based upon the payment terms of the license agreements and $6.1 million was included in accrued expenses.

Contingencies

The Company is involved in various legal proceedings arising in the normal course of business. The Company accrues for a loss contingency when it determines that it is probable, after consultation with counsel, that a liability has been incurred and the amount of such loss can be reasonably estimated. The Company believes that the results of any such contingencies, either individually or in the aggregate, will not have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

Risks and uncertainties

The World Health Organization declared in March 2020 that the recent outbreak of the coronavirus disease (“COVID-19”) constitutes a pandemic. The COVID-19 pandemic has caused general business disruption worldwide beginning in January 2020. The global impact of COVID-19 continues to rapidly evolve, and the Company will continue to monitor the situation and the effects on its business and operations closely. The Company does not yet know the full extent of potential impacts on its business or operations or on the global economy as a whole, particularly if the COVID-19 pandemic continues and persists for an extended period of time. Given the uncertainty, the Company cannot reasonably estimate the impact on its future results of operations, cash flows, or financial condition.

17. Subsequent events

The Company has evaluated subsequent events through June 8, 2021, which is the date the consolidated financial statements were issued.

On May 4, 2021, the Company paid $5.5 million to purchase a 27.5% equity interest in YuanDian Biolabs Co., LTD. The transaction is still pending regulatory approval, but if approved, it is expected to be accounted for as an equity method investment.